Exhibit 99.1

                         Gexa Corp. Makes Announcement

     HOUSTON--(BUSINESS WIRE)--March 30, 2004--Gexa Energy Corp. (OTCBB:GEXC), a Texas retail electricity provider, announced today that it has filed notice with the Securities and Exchange Commission on Form 12b-25 to extend the period in which it intends to file its Annual Report on Form 10-KSB. The 12b-25 extension allows the Company to file the Annual Report on Form 10-KSB on or before April 14, 2004.
     Specifically, for the year ended December 31, 2003, the Company adopted a change in policy for the estimation of revenue. In November 2002, the Company became a qualified scheduling entity in the Texas markets, which allows the Company to buy and sell electricity daily on the balancing markets to ensure its customers' needs are met. In conjunction with this status, the Company receives detailed daily data on the amount of electricity supply it has delivered into the marketplace. Previously, the Company estimated revenues based on billings (the "billing" method), but the availability of accurate and timely electricity supply delivery data for the entire 2003 period allows the Company to estimate revenues based on measured electricity as delivered to its customers (the "flow" method). The Company is undertaking additional testing and review of the controls encompassing the source data being used as well as the flow method of revenue calculation. As a result, the Company's financial statements for the year ended December 31, 2003 will not be made available until that review has been completed.
     It is expected that this review process will result in lower revenues for fiscal year 2003, although 2003 revenues should be consistent with the lower end of the Company's prior guidance of revenues in excess of $115 million. This reduction in expected 2003 revenues will result in lower than anticipated EBITDA, but the final calculation cannot be made until the review process is completed. If the Company does not have EBITDA of at least $5,000,000 for fiscal year 2003, it will be in default of its loan agreement with The Catalyst Fund, Ltd., and will request a waiver of such default.
     In connection with the completion of the audit for fiscal year 2003, the Company's independent auditors, Hein & Associates, LLP ("Hein"), identified certain material weaknesses in the Company's systems of internal controls that Hein considers to be reportable conditions under standards established by the American Institute of Certified Public Accountants. The identified deficiencies generally relate to (i) adequacy of the training of the staff within the Company's accounting department, and (ii) quality control over the financial reporting process. Hein has also indicated that the Company's method for calculating its revenues requires additional review and testing.
     The Company's Audit Committee has undertaken an independent review of the matters raised by Hein with the assistance of outside counsel. The Company has also initiated a search to retain a chief financial officer who is experienced in SEC reporting and accounting issues. The Company cannot predict when the review by the Audit Committee will be completed.
     "The Company is committed to accuracy and transparency in its financial reporting and is determined to complete this process and file the 10-KSB as soon as possible," said Neil Leibman, chairman and CEO.

     About Gexa Energy: Gexa Energy is a Texas-based retail electric provider, which entered the market as deregulation began on January 1, 2002. The Company offers residential and all size commercial customers in the Texas restructured retail energy market competitive prices, pricing choices, and improved customer friendly service.

     Forward-Looking Statements:

     Certain statements in this news release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.

    CONTACT: Gexa Energy Corp., Houston
             Neil Leibman, 713-961-9399
             investors@gexaenergy.com